Exhibit 10.1

AMENDED AND RESTATED

DIRECTORS RESTRICTED STOCK AGREEMENT

THIS AMENDED AND RESTATED DIRECTORS RESTRICTED STOCK AGREEMENT (this “Agreement”), is dated as of [                    ] between WEIGHT WATCHERS INTERNATIONAL, INC., a Virginia corporation (the “Company”), and [                    ] (the “Participant”).

WHEREAS, the Company and the Participant previously entered into a restricted stock agreement and now wish to amend and restate such agreement in its entirety as set forth herein, with effect from the date hereof;

WHEREAS, the Company maintains, from time to time, various stock incentive plans, which may be amended from time to time (each, a “Plan”);

WHEREAS, the Company’s Board of Directors (the “Board”) has determined that it would be in the best interests of the Company and its stockholders to compensate the Participant for his or her service as a director of the Company by granting, from time to time, shares of restricted common stock of the Company, no par value (the “Restricted Shares”), to the Participant pursuant to the applicable Plan under which they are granted and the terms set forth herein; and

WHEREAS, the Company and the Participant agree that all Restricted Shares shall be subject to the terms of this Agreement.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1. Issuance of Restricted Shares. The Restricted Shares shall be issued by the Company and held in book entry form and shall be registered in a restricted account in the Participant’s name on the stock transfer books of the Company promptly after the date hereof. The Participant hereby acknowledges and agrees that the Company shall maintain the registration of the Restricted Shares in the restricted account until the restrictions imposed by Section 4 hereof on the Restricted Shares granted hereunder lapse, at which time the Company shall deliver such shares without any restrictions to the Participant or the Participant’s legal representative. As a condition to the receipt of the Restricted Shares, the Participant shall deliver to the Company a stock power or powers, duly endorsed in blank, relating to the Restricted Shares. No Restricted Shares shall be issued for fractional shares.

2. Rights as a Stockholder. The Participant shall be the record owner of the Restricted Shares and as record owner shall be entitled to all rights of a common stockholder of the Company, including, without limitation, voting rights with respect to the Restricted Shares; provided that the Restricted Shares shall be subject to the limitations on transfer and encumbrance set forth in Section 4.

3. Legend. The book entry Restricted Shares shall bear a legend stating that the Restricted Shares are subject to the provisions of this Agreement and shall be subject to such stop transfer orders and other restrictions as the Company’s Compensation and Benefits Committee of the Board (the “Committee”) or, if permitted under the applicable Plan, the Board may deem advisable under the applicable Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such shares are listed, and any applicable Federal or state laws, and the Committee or, if permitted under the applicable Plan, the Board may cause a legend or legends to be put on any such Restricted Shares to make appropriate reference to such restrictions.

4. Transferability. The Restricted Shares may not, at any time prior to the time the Participant no longer serves as a director of the Company, be transferred, sold, assigned, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is approved of by the Board.

5. Withholding. It shall be a condition of the issuance of the Restricted Shares to the Participant that the Participant pay to the Company such amount as may be requested by the Company for the purpose of satisfying any liability for any Federal, state or local income or other taxes required by law to be withheld with respect to such Restricted Shares. The Company shall be authorized to take such action as may be necessary in the opinion of the Company’s counsel (including, without limitation, withholding Restricted Shares otherwise deliverable to Participant hereunder and/or withholding amounts from any compensation or other amount owing from the Company to the Participant) to satisfy all obligations for the payment of any such taxes. The Participant is hereby advised to seek his or her own tax counsel regarding the taxation of the grant of Restricted Shares made hereunder.

6. Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its General Counsel, and any notice to be given to the Participant shall be addressed to him or her at the address given beneath his or her signature hereto. By a notice given pursuant to this Section 6, either party may hereafter designate a different address for notices to be given to him, her or it. Any notice which is required to be given to the Participant shall, if the Participant is then deceased, be given to the Participant’s personal representative if such representative has previously informed the Company of his or her status and address by written notice under this Section 6. Any notice shall have been deemed duly given when enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

7. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Virginia (or if the Company reincorporates in another state, the laws of that state).

8. Restricted Shares Subject to the Plan. The Restricted Shares shall be subject to all terms and provisions of the Plan under which it was issued, to the extent applicable to the Restricted Shares. In the event of any conflict between this Agreement and any Plan, the terms of the applicable Plan shall control.

9. Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

WEIGHT WATCHERS INTERNATIONAL, INC.

By:
Name: Michael Colosi
Title: General Counsel and Secretary

PARTICIPANT

[NAME]
[ADDRESS]

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